Exhibit 10.49

EXECUTION VERSION

GUARANTOR SECURITY AGREEMENT

THIS GUARANTOR SECURITY AGREEMENT (this "Agreement"), dated as of January 18, 2008, is made by WHITEHALL JEWELERS HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the "Guarantor") in favor of PWJ LENDING II LLC, a Delaware limited liability company, in its capacity as the Collateral Agent for the Agents and the Lenders party to the Credit Agreement (defined below) (in such capacity, the "Collateral Agent").

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of the date hereof (as amended or otherwise modified or restated from time to time, the "Credit Agreement") among Whitehall Jewelers, Inc., a Delaware corporation (the "Borrower"), various lending institutions (such lending institutions, together with their respective successors and assigns, are collectively referred to as the "Lenders" and individually as a "Lender") and the Collateral Agent, the Lenders have agreed to make loans to, and provide other financial accommodations for the account of, the Borrower from time to time; and

WHEREAS, the Borrower is a wholly-owned Subsidiary of the Guarantor and, as such, the Guarantor will benefit by virtue of the financial accommodations extended to the Borrower by the Agents and the Lenders;

WHEREAS, the Guarantor has executed and delivered that certain Guaranty of even date herewith (as amended or otherwise modified from time to time, the "Guaranty") with respect to all of the obligations of the Borrower to the Agents and the Lenders under the Credit Agreement;

WHEREAS, as a condition to the effectiveness of the Credit Agreement and the other Loan Documents (as defined therein) and the Agents and the Lenders extending the loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, and in consideration thereof, and in consideration of any loans or other financial accommodations heretofore or hereafter extended by the Agents and the Lenders to the Borrower pursuant to the Loan Documents, the Guarantor has agreed to enter into this Agreement in which the Guarantor grants a valid, enforceable security interest in substantially all of the Guarantor 's assets to secure its obligations under the Guaranty.

NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Borrower under or in connection with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions; Other Interpretive Provisions. When used herein, (a) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, Goods, Health-Care- Insurance Receivable, Inventory, Instrument, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Proceeds, Security, Security Entitlement,

Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto in the UCC (as defined below); (b) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in the Credit Agreement and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

Assignee Deposit Account shall have the meaning ascribed to such term in Section 4 hereof.

Collateral means all property and rights of the Guarantor in which a security interest is granted to the Collateral Agent hereunder.

Computer Hardware and Software means all of the Guarantor's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Contract Right means any right of the Guarantor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Default means the occurrence of any Event of Default (as defined in the Credit Agreement).

General Intangibles means all of the Guarantor's "general intangibles" as defined in the UCC and, in any event, includes (without limitation) all of the Guarantor's trademarks, trade names, patents, copyrights, trade secrets, customer lists, inventions, designs, software, software programs, mask works, goodwill, registrations, licenses, franchises, tax refund claims, guarantee claims, Payment Intangibles, security interests and rights to indemnification.

Intellectual Property means all past, present and future: trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

Liabilities means all of the "Guaranteed Obligations" (as defined in the Guaranty).

Non-Tangible Collateral means, collectively, the Guarantor's Accounts, Contract Rights and General Intangibles.

Organization I.D. Number means, with respect to the Guarantor, the number assigned to the Guarantor by the applicable governmental unit or agency with which certificate of formation or other organizational document in respect of the Guarantor was filed.

Supplemental Documentation means all agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages and other written matter necessary or reasonably requested by the Collateral Agent to perfect and maintain perfected the Collateral Agent's and the Lenders' security interest in the Collateral.

Type of Organization means, with respect to the Guarantor, the kind or type of entity of the Guarantor, such as a corporation or limited liability company.

UCC means the Uniform Commercial Code as in effect in the State of New York from time to time.

Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document. The term "including" is not limiting and means "including, without limitation".

2.        Grant of Security Interest. As security for the payment of all Liabilities, the Guarantor hereby assigns to the Collateral Agent for the benefit of the Agents and the Lenders and grants to the Collateral Agent for the benefit of the Agents and the Lenders, a continuing security interest in all of the following whether now or hereafter existing or acquired, regardless of where located, including, without limitation:

All of the Guarantor's:

(i)	Accounts, including Health Care Insurance Receivables;

(ii)	Certificated Securities;

(iii)	Chattel Paper, including Electronic Chattel Paper;

(iv)

Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v)	Contract Rights;

(vi)	Commercial Tort Claims;

(vii)	Deposit Accounts;

(viii)	Documents;

(ix)	Financial Assets;

(x)	General Intangibles, including Payment Intangibles and Software;

(xi)	Goods (including all of its Equipment, Fixtures and Inventory) and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xii)	Instruments;

(xiii)	Intellectual Property;

(xiv)	Investment Property;

(xv)	Money (in every jurisdiction whatsoever);

(xvi)	Letter of Credit Rights;

(xvii)	Security Entitlements;

(xviii)	Supporting Obligations;

(xix)	Uncertificated Securities; and

(xx)	to the extent not included in the foregoing, other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) the assignment thereof, and the grant of a security interest therein, the Guarantor's rights in such lease or license shall be excluded from the foregoing assignment and grant for so long as such prohibition continues, it being understood that upon request of the Collateral Agent, the Guarantor will in good faith use reasonable efforts to obtain consent from the applicable lessor or licensor for the creation of a security interest in favor of the Collateral Agent in the Guarantor's rights under such lease or license.

3.       Warranties. The Guarantor represents and warrants that: (i) no financing statement (other than any which names the Collateral Agent as secured party and may have been filed under this Agreement or in connection with any Permitted Liens covering any of the Collateral is on file in any public office; (ii) the Guarantor is and will be the lawful owner of all Collateral, free of all liens, claims, security interests and encumbrances whatsoever, other than the security interest granted hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform the Guarantor's obligations hereunder, and to subject the Collateral to the security interest granted hereunder; (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by the Guarantor to the Collateral Agent is and will be true and correct in all material respects as of the date furnished; (iv) the Guarantor's state of organization, Type of Organization, Organization I.D. Number, the Guarantor's chief executive office and principal place of business are as set forth on Schedule I hereto (and the Guarantor has not changed its state of incorporation or organization, nor maintained its chief executive office and principal place of business at any other location at any time after (5) five years prior to the date of this Agreement); (v) each other location where the Guarantor maintains a place of business or stores or maintains any Collateral or any books and records, including, but not limited to, computer programs, printouts and the materials and records concerning the Collateral is set forth on Schedule II hereto; (vi) the Guarantor's exact legal name is as set forth on the signature pages of this Agreement, and except as set forth on Schedule III hereto, the Guarantor is not now known and during the five years preceding the date hereof has not previously been known by any trade name; (vii) except as set forth on Schedule III hereto, during the five years preceding the date hereof the Guarantor has not been known by any legal name different from those set forth on the signature pages of this Agreement nor has the Guarantor been the subject of any merger or other corporate or organizational reorganization; (viii) Schedule IV hereto contains a complete listing of the Guarantor's Intellectual Property which is subject to registration statutes and is material to the Guarantor's business; (ix) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization; (x) the execution and delivery of this Agreement and the performance by the Guarantor of its obligations hereunder are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Certificate of Incorporation or bylaws of the Guarantor or of any material agreement indenture, instrument or other document, or any material judgment, order or decree, which is binding upon the Guarantor; (xi) this Agreement is a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and (xii) the Guarantor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would reasonably be expected to result in a material adverse effect on the business, assets or financial condition or the Guarantor; (xiii) Schedule V hereto contains a complete listing of all of the Guarantor's Instruments, Investment Property, Letter of Credit Rights, Chattel Paper, Documents and Commercial Tort Claims; (xiv) except as set forth on Schedule VI hereto, the Guarantor has no tangible Collateral located outside of the United States; (xv) Schedule VII hereto contains a complete listing of the Guarantor's tangible Collateral located with any bailee, warehousemen or other third parties; (xvi) Schedule VIII hereto contains a complete listing of all of the Guarantor's Collateral which is subject to certificate of title statutes; and (xvii) Schedule IX hereto contains a complete listing of all of the Guarantor's Deposit Accounts and other bank accounts, including locations and applicable account numbers.

4.       Collections, Etc. Until such time as the Collateral Agent shall notify the Guarantor of the revocation of such power and authority, the Guarantor (a) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by the Guarantor for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by the Guarantor for such purpose, and use, in the ordinary course of its business, the cash proceeds of Collateral and other money which constitutes Collateral (b) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Non-Tangible Collateral, including the taking of such action with respect to such collection as the Collateral Agent may reasonably request or, in the absence of such request, as the Guarantor may deem advisable, and (c) may grant, in the ordinary course of business, to any party obligated on any of the Non-Tangible Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Non-Tangible Collateral. The Collateral Agent, however, may, at any time that a Default exists and is continuing, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities, notify an Account Debtor or any other Person obligated on Collateral to make payment or otherwise render performance to or for the benefit of the Collateral Agent and enforce by suit or otherwise the obligations of an Account Debtor or any other Person obligated on Collateral and exercise the rights of the Guarantor with respect to the obligation of the Account Debtor or any other Person obligated on Collateral to make payment or otherwise render performance to the Guarantor, and with respect to any property that secures the obligations of the Account Debtor or other Person obligated on the Collateral. In connection with the exercise of such rights and remedies, the Collateral Agent may surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon the request of the Collateral Agent during the existence and continuance of a Default, the Guarantor will, at its own expense, notify any or all parties obligated on any of the Non-Tangible Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.

Upon request by the Collateral Agent during the existence and continuance of a Default, the Guarantor will forthwith, upon receipt, transmit and deliver to the Collateral Agent,

in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Collateral Agent) which may be received by the Guarantor at any time in full or partial payment or otherwise as proceeds of any of the Collateral. Except as the Collateral Agent may otherwise consent in writing, any such items which may be so received by the Guarantor will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Collateral Agent until delivery is made to the Collateral Agent. The Guarantor will comply with the terms and conditions of any consent given by the Collateral Agent to the Guarantor pursuant to the foregoing sentence.

During the existence and continuance of a Default, all items or amounts which are delivered by the Guarantor to the Collateral Agent on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account of the Guarantor with the Collateral Agent (or another financial institution selected by the Collateral Agent) over which the Collateral Agent has sole dominion and control (each an "Assignee Deposit Account"), as security for payment of the Liabilities. The Guarantor shall not have any right to withdraw any funds deposited in the applicable Assignee Deposit Account. The Collateral Agent may, from time to time, in its discretion, and shall upon request of the Guarantor made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account toward payment of the Liabilities, whether or not then due, in such order of application as the Collateral Agent may determine pursuant to the terms of the Credit Agreement, and the Collateral Agent may, from time to time, in its discretion, release all or any of such balance to the Guarantor.

The Collateral Agent (or any designee of the Collateral Agent) is authorized to endorse, in the name of the Guarantor, any item, howsoever received by the Collateral Agent, representing any payment on or other Proceeds of any of the Collateral.

5.       Certificates, Schedules and Reports. The Guarantor will from time to time, as the Collateral Agent may request, deliver to the Collateral Agent updates of those schedules, certificates and reports with respect to all or any of the Collateral at the time subject to the security interest hereunder contemplated. Any such schedule, certificate or report shall be executed by a duly authorized officer of the Guarantor and shall be in such form and detail as the Collateral Agent may specify; provided that any schedule in the form and with the detail of the schedules delivered on the date hereof shall be deemed acceptable to the Collateral Agent. The Guarantor shall immediately notify the Collateral Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods which is material to the Guarantor, and such notice shall specify the amount of such loss or depreciation.

6.       Agreements of The Guarantor. The Guarantor (a) will, upon request of the Collateral Agent, execute and deliver to the Collateral Agent or authorize the recordation of such financing statements, amendments thereto, and other documentation including, but not limited to, Supplemental Documentation (and pay the cost of filing or recording the same in all public offices reasonably deemed appropriate by the Collateral Agent) and do such other acts and things (including, delivery to the Collateral Agent of any Documents, Instruments or Certificated Securities which constitute Collateral), all as the Collateral Agent deems necessary in order to establish and maintain a valid attached and perfected security interest (subject to the priority of liens in favor of the Senior Collateral Agent, for the benefit of the Senior Lenders and the Senior Agents and to Permitted Liens entitled to priority under applicable law) in the Collateral (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure payment of the Liabilities and the Guarantor hereby irrevocably authorizes the Collateral Agent at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (y) as all assets of the Guarantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed, or (z) as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by Section 5 of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Guarantor is an organization, the Type of Organization and the Organization ID Number issued to the Guarantor and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral to be extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates, the Guarantor further ratifies and affirms its authorization for any financing statements and/or amendments thereto, filed by the Collateral Agent in any jurisdiction prior to the date of this Agreement; (b) unless such Inventory or other Collateral is in transit in the ordinary course of business and remains insured at all times, will keep all its Inventory and other tangible Collateral at, and will not maintain any place of business at any location other than, its address(es) shown on Schedules I and II hereto or at such other addresses of which the Guarantor shall have given the Collateral Agent not less than 10 days' prior written notice; (c) will keep its records concerning the Non-Tangible Collateral in such a manner as will enable the Collateral Agent or its designees to determine at any time the status of the Non-Tangible Collateral; (d) will furnish the Collateral Agent such information concerning the Guarantor, the Collateral and, to the extent in its possession and not subject to confidentiality agreements, the Account Debtors as the Collateral Agent may from time to time reasonably request; (e) will permit the Collateral Agent and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice during the existence of a Default) to inspect the Guarantor's Inventory and other Goods, and to inspect, audit and make copies of and extracts from all records and other papers in the possession of the Guarantor pertaining to the Collateral and the Account Debtors, and will, upon request of the Collateral Agent during the existence of a Default, deliver to the Collateral Agent all of such records and papers; provided, however, that with respect to the foregoing, the Guarantor, prior to the occurrence and continuance of a Default, shall only reimburse the Collateral Agent for the cost and expense associated with one field examination and one fixed asset appraisal during each calendar year; (f) will, upon request of the Collateral Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper and Instruments constituting a portion of the Collateral, a notation, in form satisfactory to the Collateral Agent, of the security interest of the Collateral Agent hereunder; (g) except for the sale or lease of Inventory in the ordinary course of its business, will not sell, lease, assign or create or permit to exist any Lien on any Collateral other than Permitted Liens; (h) will at all times keep all of its Inventory and other Goods insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, including, but not limited to marine cargo insurance, acceptable to the Collateral Agent, and cause all such policies to provide that loss thereunder shall be payable to the Collateral Agent as its interest may appear (it being understood that (A) so long as no Default shall be continuing, the Collateral Agent shall deliver any proceeds of such insurance which may be received by it to the Guarantor and (B) whenever a Default shall be continuing, the Collateral Agent may apply any proceeds of such insurance which may be received by it toward payment of the Liabilities, whether or not due, in such order of application as the Collateral Agent may determine pursuant to the terms of the Credit Agreement), and such policies or certificates thereof shall, if the Collateral Agent so requests, be deposited with or furnished to the Collateral Agent; (i) will take such actions as are reasonably necessary to keep its Equipment in good repair and condition and in good working order, ordinary wear and tear excepted; (j) will promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods; (k) will, upon the reasonable request of the Collateral Agent, (i) with respect to any certificate of title evidencing Equipment owned by the Guarantor, on and after the date on which the Guarantor owns more than $100,000 of Equipment in the aggregate evidenced or covered by certificates of title, cause to be noted on the applicable certificate, the security interest of the Collateral Agent in the Equipment covered thereby, and (ii) deliver the applicable certificates to the Collateral Agent or its designee; (l) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral; (m) except as listed on Schedule VI, will keep all of the tangible Collateral in the United States; (n) will promptly notify the Collateral Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of (1) Deposit Accounts, (2) Investment Property, if the aggregate amount or value of Investment Property acquired by the Guarantor after the date hereof exceeds $250,000, (3) Letter-of-Credit Rights if the aggregate amount or value of Letter-of-Credit Rights acquired by the Guarantor after the date hereof exceeds $250,000, or (4) Electronic Chattel Paper if the aggregate amount or value of Electronic Chattel Paper acquired by the Guarantor after the date hereof exceeds $250,000, and, upon the reasonable request of the Collateral Agent subsequent to the Collateral Agent's receipt of the aforementioned notice, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Collateral Agent to deliver to the Collateral Agent control with respect to such Collateral; (o) will promptly notify the Collateral Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments if the aggregate amount or value of Documents or Instruments acquired by the Guarantor after the date hereof exceeds $250,000, and, upon the request of the Collateral Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Collateral Agent to deliver to the Collateral Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of the Collateral Agent; (p) with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, will use its commercially reasonable best efforts to obtain an acknowledgment from the third party that it is holding the Collateral for benefit of the Collateral Agent; (q) will promptly notify the Collateral Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party, and, upon the request of the Collateral Agent, will promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by the Collateral Agent to give the Collateral Agent a security interest in such Commercial Tort Claim; (r) further agrees to take other action reasonably requested by the Collateral Agent to insure the attachment, perfection of, and the ability of the Collateral Agent to enforce, the security interests in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Guarantor's signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the security interests in such Collateral, (iii) obtaining governmental and other third-party consents and approvals, including without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (iv) using commercially reasonable best efforts, obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Collateral Agent, and (v) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction, (s) will not change its state of incorporation or organization or Type of Organization; (t) will not change its legal name without providing the Collateral Agent with at least 30 days' prior written notice; and (u) will reimburse the Collateral Agent for all expenses, including reasonable attorney's fees and charges, incurred by the Collateral Agent in seeking to collect or enforce any rights in respect of the Guarantor's Collateral.

Any reasonable expenses incurred in protecting, preserving or maintaining any Collateral shall be borne by the Guarantor. Whenever a Default shall be existing, the Collateral Agent shall have the right to bring suit to enforce any or all of the Intellectual Property or licenses thereunder, in which event the Guarantor shall at the request of the Collateral Agent do any and all lawful acts and execute any and all proper documents required by the Collateral Agent in aid of such enforcement and the Guarantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent for all costs and expenses (including reasonable attorney's fees) incurred by the Collateral Agent in the exercise of its rights under this Section 6. Notwithstanding the foregoing, the Collateral Agent shall have no obligation or liability regarding the Collateral or any thereof by reason of, or arising out of, this Agreement.

7.       Default. Upon the occurrence of a Default, the Guarantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent for the purpose) as the Guarantor's true and lawful attorney (and agent-in-fact) to sign the name of the Guarantor on any Supplemental Documentation and to deliver any Supplemental Documentation to such Persons as the Collateral Agent, in its sole discretion, may elect. The Guarantor agrees that a carbon, photographic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement if sufficient under applicable law. Whenever a Default shall be existing and continuing, the Collateral Agent may exercise from time to time any right or remedy available to it under applicable law. The Guarantor agrees, in case of the continuance of a Default, (i) to assemble, at its expense, all its Inventory and other Goods (other than Fixtures) at a convenient place or places acceptable to the Collateral Agent, and (ii) at the Collateral Agent's request, to execute all such documents and do all such other things which may be necessary or desirable in order to enable the Collateral Agent or its nominee to be registered as owner of the Intellectual Property with any competent registration authority. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten days before such disposition. Any proceeds of any disposition by the Collateral Agent of any of the Collateral pursuant to this

Section 7 may be applied by the Collateral Agent to payment of expenses in connection with the Collateral, including reasonable attorney's fees and charges (including time charges of attorneys who are employees of the Collateral Agent), and any balance of such proceeds may be applied by the Collateral Agent toward the payment of such of the Liabilities, and in such order of application, as the Collateral Agent may from time to time elect.

8.       General. Beyond the safe custody thereof the Guarantor agrees that the Collateral Agent shall have no duties concerning the custody and preservation of any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

Any notice from the Collateral Agent to the Guarantor, if mailed, shall be deemed given five days after the date mailed, postage prepaid, addressed to the Guarantor either at the Guarantor's address shown on Schedule I hereto or at such other address as the Guarantor shall have specified in writing to the Collateral Agent as its address for notices hereunder.

The Guarantor agrees to pay all expenses, including reasonable attorney's fees and charges paid or incurred by the Collateral Agent in endeavoring to collect the Liabilities of the Guarantor, or any part thereof, and in enforcing this Agreement against the Guarantor, and such obligations will themselves be Liabilities.

No delay on the part of the Collateral Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Collateral Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

This Agreement shall remain in full force and effect until all Liabilities have been paid in full and all Commitments have terminated. If at any time all or any part of any payment theretofore applied by the Collateral Agent to any of the Liabilities is or must be rescinded or returned by the Collateral Agent for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Guarantor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Collateral Agent, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Collateral Agent had not been made. Upon the termination of this Agreement and indefeasible payment in full of all Liabilities, the Liens and security interests created by this Agreement in and upon the Collateral shall be released and terminated, and in connection therewith, the Collateral Agent shall, at the request and expense of the Guarantor, execute and promptly deliver to the Guarantor such documents and instruments evidencing such termination as the Guarantor may reasonably request and will assign, transfer and deliver to the Guarantor, without recourse and without representation or warranty, such of the Collateral as may then be in the possession of the Collateral Agent (or, in the case of any partial release of Collateral, such of the Collateral so being released as may be in its possession).

This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State, except to the extent that the UCC provides for the application of the law of a different jurisdiction, subject, however, to the applicability of the UCC of any jurisdiction in which any Goods of the Guarantor may be located at any given time. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

The rights and privileges of the Collateral Agent hereunder shall inure to the benefit of its successors and assigns.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Collateral Agent a counterpart of this Agreement together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of such delivery. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED ON A NON-EXCLUSIVE BASIS IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE EXTENT PERMITTED BY APPLICABLE LAW TO THE SERVICE OF PROCESS BY

REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH ON SCHEDULE I HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE COLLATERAL AGENT AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

THE GUARANTOR AND THE COLLATERAL AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.  Intercreditor Agreement. So long as the Senior Collateral Agent is acting as bailee and as agent for perfection on behalf of the Collateral Agent pursuant to the Intercreditor Agreement, any obligation of the Guarantor in this Agreement that requires delivery of Collateral to, or the possession or control of Collateral with, the Collateral Agent shall be deemed complied with and satisfied if such delivery of Collateral is made to, or such possession or control of Collateral is with, the Senior Collateral Agent.

[SIGNATURE PAGE FOLLOWS]

(Guarantor Security Agreement Signature Page)

IN WITNESS WHEREOF, this Guarantor Security Agreement has been duly executed as of the day and year first above written.

Guarantor:

WHITEHALL JEWELERS HOLDINGS, INC., a
Delaware corporation

By:	/s/ Edward A. Dayoob
Name:	Edward A. Dayoob
Its:	Chief Executive Officer

(Guarantor Security Agreement Signature Page)

IN WITNESS WHEREOF, this Guarantor Security Agreement has been duly executed as of the day and year first above written.

Collateral Agent:

PWJ LENDING II LLC, a Delaware limited liability
company, as the Collateral Agent for the Agents and
the Lenders; By Prentice Capital Management, Its
Manager

By:	/s/ Mathew Hoffman
Name:	Mathew Hoffman
Its:	General Counsel